FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs 414-347-3836
Sensient Announces $300 Million Revolving Credit Facility
     MILWAUKEE, Friday, June 15, 2007 — Sensient Technologies Corporation (NYSE: SXT) announced today that it has completed a new $300 million revolving credit facility. Eight banks participated in the transaction, which was significantly oversubscribed. The new facility, which replaces the Company’s $225 million facility, matures in 2012 and is unsecured. It will be used for general corporate purposes and to refinance approximately $90 million of notes that mature at the end of 2007.
     “We are pleased with the terms of this transaction. It will reduce our borrowing costs and improve our financial flexibility,” said Kenneth P. Manning, Chairman, President, and CEO of Sensient Technologies Corporation.
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com